Exhibit 3.37

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 11/13/2000 001567924 - 3314903

CERTIFICATE OF FORMATION

OF

CC SYSTEMS, LLC

1. The name of the limited liability company is CC Systems, LLC.

2. The address of its registered office in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent. The name of its registered agent at such address is CorpAmerica, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CC Systems, LLC this 10th day of November, 2000.

/s/ Brenda L. White
Brenda L. White, Authorized Person

J:\CORPSECY\LLC Formation\CC Systems, LLC.doc

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 07/18/2002 020460143 - 3314903

Certificate of Amendment to Certificate of Formation

of

CC SYSTEMS, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is CC Systems, LLC.

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”

Executed on July 11, 2002

/s/ Marcy A. Lifton
Marcy A. Lifton, Authorized Person

DE LL D-:CERTIFICATE OF AMENDMENT TO CHANGE REGISTERED AGENT/REGISTERED OFFICE 09/00 (DELLCCHG)